                                                                       EXHIBIT 2

                                 AMENDMENT No. 1
                                       TO
                                RIGHTS AGREEMENT

          THIS AMENDMENT No. 1 TO RIGHTS AGREEMENT (the "Amendment"), dated as of July 8, 2001, is between divine, inc., a Delaware corporation formerly known as divine interVentures, inc. (the "Company"), and Computershare Investor Services, LLC, a Delaware limited liability company (the "Rights Agent").

                                    Recitals
                                    --------

          A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 12, 2001 (the "Rights Agreement");

          B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof;

          C. The Company, DES Acquisition Company, a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger Sub"), and eshare communications, Inc., a Georgia corporation (the "Merger Partner"), have entered into an Agreement and Plan of Merger dated as of July 8, 2001 (the "Merger Agreement") pursuant to which the Merger Partner will be merged with and into the Merger Sub, with the Merger Sub as the surviving corporation (the "Merger");

          D. The Board of Directors of the Company has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

          E. The Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement in connection with the transactions contemplated by the Merger Agreement.

                                   Agreements
                                   ----------

          Accordingly, the parties agree as follows:

          1.   Amendment of Section l(a). The definition of "Acquiring Person"
               -------------------------
in Section l(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

               (a) "Acquiring Person" shall mean any Person who or which,
                    ----------------
          together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing

                                                                       EXHIBIT 2

          one percent (1%) or more of the shares of Common Stock then outstanding, (v) Aleksander Szlam, an individual, and Szlam Partners, L.P., a Georgia limited partnership owned and controlled by Aleksander Szlam, or either of their respective Affiliates or Associates, unless and until such time as such Person together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, in which event such Person shall immediately become an Acquiring Person, or
          (vi) any Person which beneficially owns 10% or more of the shares of Common Stock outstanding on February 12, 2001, unless and until such time as such Person together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, in which event such Person shall immediately become an Acquiring Person.

          2.   Effectiveness. This Amendment shall be deemed effective as of
               -------------
July 8, 2001, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          3.   Miscellaneous. This Amendment shall be deemed to be a contract
               -------------
made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

        [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                DIVINE, INC.

                                By       /s/ Michael P. Cullinane
                                         ----------------------------------
                                         Name:     Michael P. Cullinane
                                         Title:    Executive Vice President and
                                                   Chief Financial Officer


                                COMPUTERSHARE INVESTOR SERVICES, LLC


                                By       /s/ Bruce R. Hartney
                                         ----------------------------------
                                         Name:     Bruce R. Hartney
                                         Title:    Relationship Manager